As filed with the Securities and Exchange Commission on May 11, 2018

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-182223

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-160852

UNDER THE SECURITIES ACT OF 1933

CHICAGO BRIDGE & IRON COMPANY N.V.

(Comet II B.V., as successor by merger to Chicago Bridge & Iron Company N.V.)

(Exact name of registrant as specified in its charter)

The Netherlands	Prinses Beatrixlaan 35 2595 AK The Hague The Netherlands 011 31 70 373 2010	98-0420223
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

John M. Freeman

4424 West Sam Houston Parkway North

Houston, Texas 77041

(281) 870-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by Comet II B.V., a Netherlands corporation (“Comet II”), as successor by merger to Chicago Bridge & Iron Company N.V. (“CB&I”), relate to the following Registration Statements of CB&I.

•	Registration Statement on Form S-3 (No. 333-182223) filed with the Securities & Exchange Commission (the “Commission”) on June 19, 2012, pertaining to the registration of an unlimited amount of shares of CB&I’s common stock, par value EUR 0.01 per share (“Common Stock”), an unlimited principal amount of CB&I’s senior debt securities, an unlimited principal amount of CB&I’s subordinated debt securities, and an unlimited amount of warrants to purchase CB&I’s debt securities or Common Stock.

•	Registration Statement on Form S-3 (No.333-160852) filed with the Commission on July 29, 2009, pertaining to the registration of an unlimited amount of shares of Common Stock and an unlimited amount of warrants to purchase Common Stock.

The Registration Statements referred to above are collectively referred to as the “Registration Statements”.

On May 10, 2018, McDermott International, Inc. (“McDermott”) and CB&I consummated a series of transactions (the “Combination”) contemplated by, and in accordance with, the Business Combination Agreement dated as of December 18, 2017 to which McDermott, CB&I and certain of their respective subsidiaries are parties, as amended. As a result of the Combination, (1) CB&I merged with and into Comet II, with Comet II continuing as the surviving entity, and (2) Comet II became an indirect wholly owned subsidiary of McDermott. CB&I has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.

In accordance with an undertaking contained in each of the Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, Comet II, as successor to CB&I, hereby deregisters, and removes from registration, any and all securities originally reserved for issuance and registered under the Registration Statements that remained unsold at the effective time of the Combination. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, Comet II B.V. certifies that it has reasonable grounds to believe that all the requirements for filing on Form S-3 are met and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on May 11, 2018.

COMET II B.V.
(as successor by merger to Chicago Bridge & Iron Company N.V.)

By: MCDERMOTT TECHNOLOGY, B.V., its Managing Director

By:	/S/ STUART SPENCE
Stuart Spence
Managing Director

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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